UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2025

PROVIDENT FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28304	33-0704889
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3756 Central Avenue, Riverside, California	92506
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (951) 686-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	PROV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 8.01  Other Events

On May 11, 2023, Cheryl Jones, a former employee of Provident Savings Bank, F.S.B. (“Bank”), the wholly-owned subsidiary of Provident Financial Holdings, Inc. filed a lawsuit, Cheryl Jones vs. Provident Savings Bank, F.S.B. in the Placer County Superior Court alleging wage and hour claims against the Bank on the basis that she was not properly classified as a non-exempt employee, and therefore was not provided breaks and lunches, not paid for missing those breaks and lunch periods, and that her wage statements were incorrect and not complete, among other claims.  Ms. Jones was also seeking to represent similarly situated “aggrieved employees” under California’s Private Attorneys General Act (“PAGA”) to recoup civil penalties for labor violations, which would be any misclassified exempt employees.  The Bank filed a motion to compel arbitration, which resulted in the parties agreeing to submitting this matter to arbitration, and eventually the parties agreed to attend mediation.

On November 16, 2023, a former employee of the Bank, Jennifer Williams served notice to the Bank of alleged labor violations under California’s Private Attorneys General Act filed with the Labor & Workforce Development Agency alleging she had to work off the clock, did not receive her timely and complete breaks, and was not paid all of her wages, among other claims.  Subsequently, on December 14, 2023 Ms. Williams filed a class action complaint, Jennifer Williams vs. Provident Savings Bank, F.S.B. initially in the Riverside Superior Court.  The Bank was successful in its effort to dismiss the class action complaint given that Ms. Williams signed an arbitration agreement which includes a class action waiver.  On March 7, 2024, Ms. Williams filed a dismissal of the class action.

On February 2, 2024, Ms. Williams filed a representative action lawsuit, Jennifer Williams v. Provident Savings Bank, F.S.B. et al for civil penalties in the County of San Bernardino under California’s Private Attorneys General Act alleging the same causes of action as in the class action complaint, among other claims.  The matter was formally stayed by the Court pending mediation and the Bank has reserved its right to pursue a motion to compel arbitration.

On February 20, 2025, Ms. Jones and Ms. Williams, together with their legal representatives engaged in a combined mediation with the Bank and its legal representatives regarding these matters.  As a result of this mediation, the parties agreed to enter into a Memorandum of Understanding to memorialize an agreement in principle to settle the pending Jones and Williams litigation, any and all individual claims and PAGA claims.  The Memorandum of Understanding will be pursued by the Bank to effectuate an aggregate settlement payment by the Bank of $231,600 to release all Ms. Jones and Ms. Williams individual claims and PAGA claims for any non-exempt employee in California for the Bank from November 16, 2022 to the date the Court approves the settlement, and for any exempt loan officer from February 16, 2022 to the date the Court approves the settlement, which includes all settlement funds, the named plaintiff service payments, settlement administrator’s expenses and plaintiff counsel’s attorneys’ fees and costs.  Any additional costs and expenses related to its defense of these matters will be paid by the Bank.

Because of the uncertainties in connection with these two lawsuits which were stayed pending mediation, no litigation reserve had been established by the Bank resulting in the full $231,600 settlement expense being recognized in the third quarter of fiscal 2025.  The settlement in principle includes the dismissal of all claims against the Bank and related parties and claims under PAGA, without an admission of liability or wrongdoing attributed to the Bank.

The settlement in principle remains subject to completion of the Memorandum of Understanding, a Long-Form Joint Settlement Agreement, court approval of the joint settlement, and other customary conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2025	PROVIDENT FINANCIAL HOLDINGS, INC.

/s/ Donavon P. Ternes
Donavon P. Ternes President and Chief Executive Officer (Principal Executive Officer)